FINAL DRAFT MARCH 20, 1997








                                THE COVANCE INC.
                          EMPLOYEE STOCK OWNERSHIP PLAN

                       (EFFECTIVE AS OF DECEMBER 31, 1996)





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                                TABLE OF CONTENTS




INTRODUCTION.................................................................1

ARTICLE I   DEFINITIONS......................................................2

ARTICLE II  ELIGIBILITY AND PARTICIPATION....................................8

2.1   Eligibility............................................................8

2.2   Participation..........................................................8

2.3   Beneficiary Designation................................................8

2.4   Notification of Individual Account Balance.............................9

2.5   Diversification of Investments or Distribution for Certain
      Participants...........................................................9

ARTICLE III CONTRIBUTIONS...................................................11

3.1   Discretionary Contributions...........................................11

3.2   Maximum Deductible Contribution.......................................11

3.3   Payment of Contributions to Trustee...................................11

ARTICLE IV ALLOCATIONS TO INDIVIDUAL ACCOUNTS...............................12

4.1   Individual Accounts...................................................12

4.2   Allocation of Discretionary Contributions.............................12

4.3   Allocation of Forfeitures.............................................12

4.4   Maximum Additions.....................................................13

4.5   Multiple Plan Participation...........................................14

ARTICLE V DISTRIBUTIONS.....................................................16

5.1   Normal Retirement.....................................................16

5.2   Disability Retirement.................................................16

5.3   Death Before Retirement or Termination of Employment..................16

5.4   Death After Retirement or Termination of Employment...................17

5.5   Termination of Employment.............................................17

5.6   Method of Payment.....................................................19

5.7   Benefits to Minors and Incompetents...................................19

5.8   Payment of Benefits...................................................20

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5.9    Valuation of Accounts................................................21

5.11   Payment to Alternate Payee Under QDRO................................22



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ARTICLE VI TRUST FUND.......................................................24

6.1     Contributions.......................................................24

6.2     Trustee.............................................................24

6.3     Employer Stock Fund.................................................24

6.4     Dividends on ESOP Stock Attributable to Exempt Loan.................24

6.5     Voting and Tender Offer Rights on Employer Stock....................25

ARTICLE VII FIDUCIARIES.....................................................26

7.1     General.............................................................26

7.2     Corporation.........................................................26

7.3     Employer............................................................27

7.4     Trustee.............................................................27

7.5     Committee...........................................................27

7.6     Claims for Benefits.................................................29

7.7     Denial of Benefits - Review Procedure...............................29

7.8     Records.............................................................30

7.9     Missing Persons.....................................................30

ARTICLE VIII AMENDMENT AND TERMINATION OF THE PLAN..........................31

8.1     Amendment of the Plan...............................................31

8.2     Termination of the Plan.............................................31

ARTICLE IX PROVISIONS RELATIVE TO EMPLOYERS INCLUDED IN PLAN................32

9.1      Method of Participation............................................32

9.2      Withdrawal.........................................................32

9.3      Adoption of ESOP by Participating Employer.........................33

ARTICLE X TOP-HEAVY PROVISIONS..............................................34

10.1     Determination of Top-Heavy.........................................34

10.2     Top-Heavy Definitions..............................................36

ARTICLE XI MISCELLANEOUS....................................................38

11.1    Governing Law.......................................................38

11.2    Construction........................................................38

11.3    Administration Expenses.............................................38

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11.4    Participant's Rights; Acquittance...................................38

11.5    Spendthrift Clause..................................................38

11.6    Merger, Consolidation or Transfer...................................38

11.7    Mistake of Fact.....................................................39

11.8    Counterparts........................................................39

ARTICLE XII ADOPTION OF THE PLAN............................................40

SUPPLEMENT A - to the Covance Inc. Employee Stock Ownership Plan -
               Employee Stock Ownership Plan (ESOP).........................A1

SUPPLEMENT B - Supplemental List of Participating Employees.................B1

SUPPLEMENT C - 1996 Domestic and International Allocation Formula...........C1





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                                  INTRODUCTION

         This Plan establishes the Plan which shall be generally effective as of the Distribution Date except as specifically noted otherwise.

         This plan document is intended to be a retirement plan qualified under Code Section 401(a) and the separately adopted Trust Agreement is intended to establish the Trust Fund as tax-exempt under Code Section 501(a) as part of the Plan. This Plan is intended to operate as an "employee stock ownership plan" as defined in Code Section 4975(e)(7) and related regulations.

         Except as otherwise noted in this Plan document, this Plan shall apply only to Employees who work for, or continue to work for, the Employer on or after the Distribution Date.

         As an employee stock ownership plan, the Plan is intended to provide Employees who qualify as Participants with retirement income by investment of Plan assets primarily in Employer securities. Plan benefits are related to the value of Company Stock, other Employer stock, and other assets in which the Plan is invested. Such benefits and potential stock ownership will encourage Employees to enhance their total available retirement capital by promoting the growth of the Employer and the appreciation of its stock value.

         The Employer intends this Plan to meet all of the applicable requirements of ERISA and the Code, and this Plan shall be interpreted to comply with ERISA, the Code and all final regulations and formal rulings thereunder.

         The assets of the employee stock ownership plan shall be invested primarily in common shares of the Employer ("Employer Stock") which qualify as "employer securities" within the meaning of section 409(1) of the Internal Revenue Code.



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                                    ARTICLE I
                                   DEFINITIONS

1.1 As used herein, unless otherwise required by the context, the following words and phrases shall have the meanings indicated:

         Active Participant - A Participant shall be deemed an Active Participant with respect to a Fiscal Quarter if he is employed on the last day of such Fiscal Quarter.

         Affiliate - An organization which is not an Employer, but which must be considered together with an Employer under Code Sections 414(b), (c), (m) or
(o).

         Base Compensation - An Employee's annualized salary for the Plan Year; except that if the Employee is a part-time employee Base Compensation shall be earnings reported on Form W-2, but excluding amounts for overtime, bonus or other special compensation.

         Beneficiary - Any person designated by a Participant under Section 2.3 to receive such benefits as may become payable hereunder after the death of such Participant.

         Board - The Board of Directors of the Corporation.

         Calendar Quarter - January 1 - March 3; April 2 - June 30; July 1 - September 30; October 1 - December 31.

         Change in Control - In the event

         (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of the Corporation's securities representing 20% or more of the combined voting power of the Corporation's then outstanding securities; or

         (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on Corporation's Board of Directors are different then the individuals who served on Corporation's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or

         (iii) the Corporation's shareholders approve a merger, or consolidation (where in each case the Corporation is not the survivor thereof), or sale or disposition of all substantially all of the Corporation's assets or a plan or partial or complete liquidation; or

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         (iv) an offerer (other than the Corporation) purchases shares of the
Corporation's common stock pursuant to a tender or exchange offer to such shares.

         Code - The Internal Revenue Code of 1986, as amended.

         Committee - The Benefits Administration Committee, as provided for in
Section 8.5.

         Contributions - Payments as provided herein by the Employer to the Trustee for the purpose of providing the benefits under this Plan.

         Corning - Corning Incorporated, a New York corporation.

         Corporation - Covance Inc. a Delaware corporation, or any successor thereto. The Corporation is the sponsor, named Fiduciary, and plan administrator of the Plan for purposes of ERISA as it relates to the employees of each Employer.

         Discretionary Contributions - Contributions made by an Employer under
Section 3.3.

         Distribution Date - December 31, 1996, the effective date of the spinoff of the Employer from Corning through the distribution of stock dividends in shares of Corning, CCL and the Employer.

         Effective Date - Except as specified otherwise, the Plan is effective as of the Distribution Date.

         Eligible Employee - An Employee eligible for participation under
Section 2.1.

         Employee - Any person employed by an Employer. Notwithstanding the preceding sentence, Employee shall not include (1) independent contractors, (2) any person who is covered by a collective bargaining agreement where such agreement provides for a different retirement plan, or where no provision is made for any retirement plan after good faith bargaining between the Employer and employee representatives and (3) any person who is excluded from participation hereunder by the terms of his Employer's adoption of this Plan. No person who is a leased employee of an Employer within the meaning of Code
Section 414(n), or who receives compensation solely for service as a member of the Board, shall be eligible to participate in this Plan.

         Employer - Collectively or individually as the context may indicate, Covance Inc. (formerly Corning Pharmaceutical Services Inc.); and any other entity listed in Supplement B which (1) must be considered together with the Corporation under Code Section 414(b), (c) or (m), (2) has been authorized by the Board to adopt the Plan and (3) by action of its own board of directors shall have adopted the Plan, or any successor to one or more of such entities.

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         Employer Stock - Any class of the Employer's common stock or the
Employer's preferred stock that is convertible into common stock. Employer Stock includes ESOP Stock.

         Employment Commencement Date - The date on which an Employee first performs an hour of service for an Employer (even if such date is before the Effective Date with respect to such Employer).

         ERISA - The Employee Retirement Income Security Act of 1974, as amended.

         ESOP Stock - Employer securities within the meaning of Code section 409(1) that have been acquired with the proceeds of an Exempt Loan. Unallocated ESOP Stock shall remain in a suspense account described in Section A-5 until allocated to Participants' ESOP Accounts pursuant to Section A-9.

         Fiduciary - The Corporation, the Employer, the Trustee, the Committee and any individual, corporation, firm or other entity which assumes, in accordance with Article VIII, responsibilities of the Corporation, the Employer, the Trustee or the Committee respecting management of the Plan or the disposition of its assets.

         Fund - The Trust Fund.

         Highly Compensated Employee - (a) For any Plan Year, any employee described in subsection (b) or (c).

         (b)      Any employee who during the immediately preceding Plan Year:

                  (1) was at any time a 5-percent owner (as defined in Code
Section 416(i)(l));

                  (2) received compensation (as defined in Code Section 414(q)(7)) from an Employer or an Affiliate in excess of $50,000 (as adjusted under Code Section 414(q)(1)); or

                  (3) was at any time an officer and received compensation (as defined in Code Section 414(q)(7)) from an Employer or an Affiliate greater than 50 percent of the amount in effect under Code Section 415(b)(1)(A) for such year.

         (c)      Any employee who during the current Plan Year:

                  (1) was at any time a 5-percent owner (as defined in Code
Section 416(i)(l));

                  (2) received compensation (as defined in Code Section 414(q)(7)) from an Employer or an Affiliate in excess of $50,000 (as adjusted under Code Section 414(q)(1)) and was one of the 100 employees receiving the most compensation (as defined in Code Section 414(q)(7)); or

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                  (3) was at any time an officer who received compensation (as defined in Code Section 414(q)(7)) from an Employer or an Affiliate greater than 50 percent of the amount in effect under Code Section 415(b)(1)(A) for such year and was one of the 100 employees receiving the most compensation (as defined in Code Section 414(q)(7).

         This definition shall be applied in accordance with Code Section 414(q) and the regulations issued thereunder.

         (d) For purposes of applying the HC Family Member aggregation rules under this Plan, Highly Compensated Employee shall also include former employees who separated prior to the Plan Year being tested and who met the definition of Highly Compensated Employee in either (1) the Plan Year in which they separated or (2) any Plan Year ending on or after their 55th birthday.

         HC Family Member - With respect to a Highly Compensated Employee who is either a 5% owner or one of the ten most highly compensated Employees, the spouse and the lineal ascendants and descendants (and spouses of such ascendants and descendants) of any such Highly Compensated Employee.

         Individual Account - That portion of Participant's Discretionary Contributions allocated to such Participant under Section 4.4 and any earnings or losses on such contribution.

         Limitation Year - The Limitation Year is January 1 - December 31.

         Normal Retirement Age - Age 65.

         Participant - Any Employee or former Employee who has an Individual Account balance and any Employee who has met the eligibility requirements of
Section 2.1. Participation ends in accordance with Section 2.2.

         Period of Severance - The period of time commencing on an Employee's Severance from Service Date and ending on his Reemployment Commencement Date.

         Plan - The Covance Inc. Employee Stock Ownership Plan as contained herein or as duly amended

         Plan Year -The Plan Year is January 1 - December 31.

         Reemployment Commencement Date - The first date on which an Employee again performs an hour of service following a Period of Severance.

         Section 415 Compensation - An Employee's wages as defined in Code
Section 3401(a) and all other payments of compensation to an Employee by an Employer (in the course of the

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Employer's trade or business) for which the Employer is required to furnish the
Employee a written statement under Code Sections 6041(d) and 6051(a)(3). Section 415 Compensation shall be determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code
Section 3401(a)(2)). Section 415 Compensation does not include employee pre-tax contributions to a qualified Plan and salary reduction contributions to a Code
Section 125 cafeteria plan.

         Severance from Service Date - The date on which an Employee quits, retires, is discharged or dies, provided he does not earn an hour of service for an Employer within 12 months after such date.

         Testing Compensation - For each Participant, the Section 415 Compensation paid to an Employee by the Employer for his services, excluding reimbursements or other expense allowances, cash and non-cash fringe benefits (e.g., employee discounts), moving expenses, deferred compensation and welfare benefits, plus any employee pre-tax contributions to a qualified defined contribution plan and salary reduction contributions to a Code Section 125 cafeteria plan. Testing Compensation in excess of $160,000 (or such different amount as may be applicable under Code Section 401(a)(17)(B)) shall not be taken into account.

         Total and Permanent Disability - A Participant shall be considered totally and permanently disabled once the Committee, in its sole discretion, determines that he has incurred a disability which renders him totally and permanently unable to satisfactorily perform his usual duties for his Employer or the duties of such other position which the Employer makes available to him and for which he is qualified by reason of his training, education or experience. Such determination shall be made by the Committee based on medical reports and such other evidence which the Committee determines to be satisfactory; provided, however, that conclusive evidence that the Participant is eligible for and is receiving disability benefits under the provisions of the Federal Social Security Act shall be sufficient to deem the Participant totally and permanently disabled.

         Trust Agreement - The agreement entered into between the Employer and the Trustee under Article VII.

         Trust Fund - All funds received by the Trustee together with all income, profits and increments thereon, and less any expenses or payments made out of the Trust Fund.

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         Trustee - Such individual, individuals, financial institution, or a combination of them as shall be designated in the Trust Agreement to hold in trust any assets of the Plan for the purpose of providing benefits under the Plan, and shall include any successor trustee to the Trustee initially designated thereunder.

         Valuation Date - The date on which a Participant's Individual Account is valued pursuant to Section 5.9. Subject to Section 5.9(b), the Valuation Date shall be a date that falls as soon as administratively feasible after a properly-completed written request for a distribution is received by an authorized representative of the Committee.

         Year of Vesting Service - (a) As of any date, the aggregate of an Employee's periods of vesting service, including any vesting service credited under subsection (b) and excluding any vesting service disregarded under subsection (c). For purposes of this subsection (a), a period of vesting service is each period of time required to be recognized under this Plan commencing on the later of the Effective Date of this Plan, the Employee's Employment Commencement Date, or any subsequent Reemployment Commencement Date, and ending on a Severance from Service Date.

                  (b)      Vesting service shall also include the following:

                  (1) Periods of employment with an Affiliate (while such organization is an Affiliate) which would have constituted vesting service had the Participant been employed by an Employer shall be included as if such periods had been performed for an Employer; and

                  (2) Periods of employment with an Employer other than as an Employee, including employment as a leased employee within the meaning of Code
Section 414(n), which would have constituted vesting service had the Participant been employed as an Employee shall be included as if such periods had been performed as an Employee.

                  (c) Years of Vesting Service on or after the Effective Date recognized under the preceding subsections shall not include any vesting service earned prior to a five-year Period of Severance if, when the Period of Severance commenced, the Employee Individual Account was not vested under Sections 5.5 or 10.1.

                  (d) Periods of Employment during an authorized leave of absence shall be included as vesting service, up to a maximum of three months during any single consecutive leave or such longer periods approved by the Corporation in accordance with its policies and procedures.

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                                   ARTICLE II
                          ELIGIBILITY AND PARTICIPATION

2.1      Eligibility

         An Employee who has completed an hour of service on the Effective Date shall be a Participant. Each other Employee shall become a Participant on the date following the Effective Date on which he completes an hour of service with an Employer.

2.2      Participation

         Each person who becomes a Participant shall remain a Participant so long as he remains an Employee or maintains an Individual Account balance. If a Participant terminates employment with no balance in his Individual Account, he shall cease being a Participant upon his termination of employment. In the event an Employee ceases to be a Participant and is later reemployed as an Employee, he shall once again become a Participant upon his reemployment date.

2.3      Beneficiary Designation

         (a) Upon commencing participation, each Participant shall designate a Beneficiary by filing a properly-completed form with an authorized representative of the Committee. In the absence of any valid designation of Beneficiary, the Participant shall be deemed to have designated his spouse as his Beneficiary, and if the Participant is unmarried upon his death, he shall be deemed to have designated his estate as his Beneficiary.

         (b) The Beneficiary of a married Participant shall be his spouse unless the Participant designates someone other than his spouse as his Beneficiary, and the Participant files with an authorized representative of the Committee his spouse's written consent to such designation. Such spousal consent shall be on a form approved by the Committee, shall be irrevocable by the spouse, shall acknowledge the effect of such designation and shall be witnessed by a Committee member (or an authorized representative) or a notary public. The spouse may alternatively execute an irrevocable general consent that does not identify the designated Beneficiary and which allows the Participant to make future changes in the Beneficiary designation without spousal consent. Any such general consent shall satisfy the requirements of Treasury Regulation ss.1.401(a)-20 Q&A-31(c).

         (c) If an unmarried Participant later marries, or if a married Participant later remarries, any prior designation by such Participant of a Beneficiary other than the spouse to

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whom he is married on his date of death shall be null and void unless consented to by such spouse in the manner provided in subsection (b).

         (d) The interpretation of the Committee with respect to any Beneficiary designation, subject to applicable law, shall be binding and conclusive upon all parties, and no person who claims to be a Beneficiary, or any other person, shall have the right to question any action of the Committee.

         (e) The rights of any spouse or Beneficiary hereunder shall be subject to the provisions of any qualified domestic relations order within the meaning of ERISA Section 206(d)(3).

2.4      Notification of Individual Account Balance

         As of the last day of each Plan Year (or such other earlier period during the year), the Committee shall notify each Participant of the amount of his share in the Contributions for the period just completed and the balance of his Individual Account, including distributions, if any, since the effective date of the last statement. Such notification shall be provided within a reasonable period of time following the end of the Plan Year.

2.5      Diversification of Investments or Distribution for Certain Participants

         For purposes of this Section 2.5, "Qualified Participant" shall mean a Participant who has completed at least five years of participation in the Plan.

         "Qualified Election Period" shall mean the period of six Plan Years beginning with the later of (i) the Plan Year in which the Participant first becomes a Qualified Participant, or (ii) the Plan Year which includes the tenth anniversary of the Distribution Date; provided that the Qualified Election Period shall not begin unless and until the fair market value of Employer Stock allocated to the Participant's ESOP Account is at least $500 as of any Valuation Date.

         No later than 90 days after the last day of each Plan Year during his Qualified Election Period, each Qualified Participant shall be permitted to direct the Plan as to the investment of 100 percent (100%) of an amount equal to the value of his Individual Account attributable to Employer Stock. The Participant's direction shall be provided to the Committee in writing and shall be effective no later than 180 days after the close of the Plan Year to which the direction applies.

         The Plan shall satisfy the Participant's direction by transferring the portion of his Account that is covered by the election to another qualified plan (including the portion of this

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Plan that does not constitute an ESOP) of the Employer that accepts the transfer and permits employee-directed investments and offers the Participant at least three investment options (not inconsistent with regulations prescribed by the Secretary of the Treasury) other than Employer Stock. The transfer shall be made, and the amount transferred shall be invested in accordance with the Participant's election, no later than 90 days after the last day of the period during which the election can be made. If at the time of an election no Employer then maintains a qualified plan that is eligible to receive the portion of the Participant's Account that is covered by the election, the Plan shall distribute that portion to the Qualified Participant within 90 days after the last day of the period during which the election can be made, subject to the requirements of Section A-11 concerning put options. This Section shall apply notwithstanding any other provision of the Plan, other than such provisions as require the consent of the Participant to a distribution with a present value in excess of $3,500. If the Participant does not consent to such a distribution, the amount as to which the election is made shall be retained in the Plan and the diversification requirement of this Section shall be deemed to have been satisfied.


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                                   ARTICLE III
                                  CONTRIBUTIONS

3.1      Discretionary Contributions

         To the extent permitted under the terms of the Plan, the Code and ERISA, the Corporation shall make a Discretionary Contribution as of the last day of the first Plan Year for each Participant who was an active Participant during the Plan Year, which amount shall be allocated in accordance with Section
4.2 As of the last day of each Plan Year thereafter, the Corporation, at the discretion of the Board, may make a Discretionary Contribution. Such Discretionary Contribution, if made, shall be expressed as a percentage of Base Compensation and shall be allocated in accordance with Section 4.2. No Discretionary Contribution shall be made with respect to any Participant who is not an Active Participant for the applicable Plan Year. The Employer shall also contribute sufficient Discretionary Contributions as may be required by Section 10.1(b). Notwithstanding the foregoing, no contribution shall be made and allocated under Section 4.2 to the extent it would cause the Participant to exceed the maximum additions under Section 4.4 for the Plan Year.

3.2      Maximum Deductible Contribution

         In no event shall the Employer be obligated to make a Contribution for a Plan Year in excess of the maximum amount deductible by it under Code Section 404(a)(3).

3.3      Payment of Contributions to Trustee

         Unless an earlier time for contribution is specified elsewhere in this Plan, in all events the Employer shall pay to the Trustee its Contributions for each Plan Year within the time prescribed by law, including extensions of time for the filing of its federal income tax return for the Employer's taxable year during which such Plan Year ended.


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                                   ARTICLE IV
                       ALLOCATIONS TO INDIVIDUAL ACCOUNTS

4.1      Individual Accounts

         (a) The Committee shall establish and maintain an Individual Account in the name of each Participant, compromised of Discretionary Contributions and investment earnings thereon, to which the Committee shall credit all amounts allocated to each such Participant under this Article IV.

         (b) Separate accounts shall be maintained for all former Employee Participants who have an interest in the Plan.

         (c) The maintenance of separate accounts shall not require a segregation of the Trust assets and no Participant shall acquire any right to or interest in any specific asset of the Trust as a result of the allocations provided for in the Plan.

4.2      Allocation of Discretionary Contributions

         (a) A Participant's allocable share as determined under subsection (b) of the Discretionary Contribution shall be credited to the Participant's Individual Account as of the last day of each Plan Year for which the Corporation shall make a Discretionary Contribution under Section 3.1 and shall be invested in Employer Stock.

         (b) Each Participant who is an Active Participant for the Plan Year with respect to which the Corporation makes a Discretionary Contribution shall receive an allocation of the Discretionary Contribution. No other Participant shall receive an allocation. Each Active Participant shall receive an amount equal to the Discretionary Contribution, multiplied by a fraction where the numeration is the Participant's Base Compensation and the denominator is the sum of the Base Compensation of all Active Participants. Notwithstanding the foregoing, the Corporation may designate that all or any portion of a Discretionary Contribution shall be allocated only to new Participants during the Plan Year based on Base Compensation and in accordance with the above allocation formula.

4.3      Allocation of Forfeitures

         As of the last day of each Plan Year, any forfeitures arising under
Section 5.5(c) shall be used to the extent necessary to restore a Participant's Individual Account as provided in Section 5.5(c)(1), and/or shall be allocated per capita to new Participants during the Plan Year

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ending December 31, 1997 and December 31, 1998. Notwithstanding the foregoing, for Plan Years ending December 31, 1999 and 2000, any forfeitures shall be allocated per capita to all Active Participants.

4.4      Maximum Additions

         (a) Notwithstanding anything herein to the contrary but subject to subsection (b), the sum of the Discretionary Contributions allocated to a Participant's Individual Account for any Limitation Year (the "Annual Additions"), when combined with any annual additions credited to the Participant for the same period under another qualified defined contribution plan maintained by the Employer or an Affiliate, shall not exceed the lesser of the following:

                  (1) $30,000 or such larger amount as may be determined under Code Section 415(c)(1)(A); or

                  (2) 25% of the Participant's total Section 415 Compensation received from the Employer for such Limitation Year.

         (b) In the event a Participant is covered by more than one defined contribution plan maintained by the Employer (or an Affiliate), the maximum Annual Additions to this Plan shall be decreased as determined necessary by the Employer to insure that the limitations of Code Section 415(c) are not exceeded.

         In the event that corrective adjustments in the Annual Additions to any Individual Accounts are required due to a reasonable error in estimating a Participant's compensation that may be made with respect to any Participant under the annual additions limit of Sections 4.4(a) and (b), the adjustment shall first be made by reducing the Discretionary Contributions provided under this Plan, employer contribution under any qualified defined contribution plan maintained by the Employer, and next any employee pre-tax contributions.

         Any amounts withheld or taken from a Participant's Individual Account pursuant to the above shall be segregated in the Trust Fund in a separate account and applied toward the Contribution of the Employer for the next Limitation Year for the affected Participant, including a special Discretionary Contribution under section 4.2(b) earmarked exclusively for that Participant, subject to satisfying any restriction under section 401(a)(y) of the code with regard to all such special contributions.

         (c) A Participant's annual additions with respect to Employer Stock allocable to an Exempt Loan shall be determined on the basis of the lesser of contributions thereto or the value of Employer Stock released from the Suspense Account and, if no more than one third

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of any employer matching contributions which are deductible under Section
404(a)(9) of the Code by reason of their application to make payments on an Exempt Loan are allocated to Highly Compensated Employees, a Participant's annual additions shall not include employer contributions which are deductible under Section 404(a)(9)(B) of the Code by reason of their applications to the payment of interest on an Exempt Loan or forfeitures of Employer Stock attributable to an Exempt Loan.

4.5      Multiple Plan Participation

         (a) If a Participant is a participant in a defined benefit plan maintained by the Employer, the sum of his defined benefit plan fraction (determined in subsection (c)) and his defined contribution plan fraction (determined in subsection (b)) for any Limitation Year may not exceed 1.0.

         (b) The term "defined contribution plan fraction" shall mean a fraction, the numerator of which is the sum of all of the Annual Additions to the Participant's Individual Account under this Plan as of the close of the Limitation Year and the denominator of which is the sum of the lesser of the following amounts determined for such Limitation Year and for each prior Limitation Year of employment with the Employer:

                  (1) the product of 1.25 multiplied by the dollar limitation in effect under Section 4.6(a)(1) for such Year; or

                  (2) the product of 1.4 multiplied by an amount determined under Section 4.6(a)(2) for such Year.

         (c) The term "defined benefit plan fraction" shall mean a fraction the numerator of which is the Participant's projected annual benefit determined as of the close of the Limitation Year and the denominator of which is the lesser of:

                  (1) the product of 1.25 multiplied by the dollar limitation in effect under Code Section 415(b)(1)(A) for such Limitation Year; or

                  (2) the product of 1.4 multiplied by the amount which may be taken into account under Code Section 415(b)(1)(B) with respect to each individual under the Plan for such Limitation Year.

         For purposes of this limitation, all defined benefit plans maintained by an Employer (or any Affiliates), whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans maintained by an Employer (or any Affiliates), whether or not terminated, are to be treated as one defined contribution plan. The extent to which the annual benefit under any defined benefit plans shall be reduced in order to achieve compliance with the limitations of Code Section 415 shall be determined in such a manner so as to maximize the aggregate benefits payable to such Participant. If such reduction is under this Plan, the Committee shall advise affected Participants of any additional limitation on their annual benefits required by this Section.

         (d) The above limitations in Section 4.4 and this Section 4.5 are intended to comply with the provisions of Code Section 415 so that the maximum benefits able to be provided by plans of the Employer shall be exactly equal to the maximum amounts allowed under Code Section 415. If there is any discrepancy between the provisions of Section 4.4 or this Section 4.5 and the provisions of Code Section 415, such discrepancy shall be resolved in such a way as to give full effect to the provisions of Code Section 415, which provisions are hereby incorporated by reference.

                                    ARTICLE V
                                  DISTRIBUTIONS

5.1      Normal Retirement

         Upon the retirement of a Participant on or after attaining his Normal Retirement Age, the value of his Individual Account (as determined under Section 5.9) shall become 100% vested and shall become payable as soon as administratively feasible following his retirement. The Committee shall thereupon direct the Trustee to distribute to the retiring Participant such amount in accordance with Section 5.6.

5.2      Disability Retirement

         (a) A Participant may retire from the employment of the Employer on the first day of any month coincident with or next following a determination by the Committee that the Participant has incurred a Total and Permanent Disability. Upon the retirement of a Participant under this Section 5.2, the value of his Individual Account (as determined under Section 5.9) shall become 100% vested and shall become payable as soon as administratively feasible following his retirement. The Committee shall thereupon direct the Trustee to distribute to the retiring Participant such amount in accordance with Section 5.6.

         (b) Notwithstanding anything herein to the contrary, a Participant who retires in accordance with this Section 5.2 shall (1) have the right to delay receipt of his disability retirement benefit until the time required by Section 5.8(b), and (2) if deferred benefit commencement is elected, have the right at any time subsequent to his disability retirement date but prior to the time required by Section 5.8(b) to request benefit commencement at some earlier date.

5.3      Death Before Retirement or Termination of Employment

         Upon the death of a Participant before retirement or termination of employment, the value of such Participant's Individual Account (as determined under Section 5.9) shall become 100% vested and shall become payable as soon as administratively feasible following his death. Subject to subsection (b), the Committee shall direct the Trustee to distribute to the deceased Participant's Beneficiary such amount in accordance with Section 5.6.

5.4      Death After Retirement or Termination of Employment

         Upon the death of a Participant who has terminated employment and who is not receiving benefit payments in accordance with a form of distribution under Section 5.6, the value of the vested portion of such Participant's Individual Account (as determined under Section 5.9) shall become payable as soon as administratively feasible following his death. (For any Participant who is receiving benefit payments in accordance with a form of distribution under
Section 5.6, the provisions of such form of distribution shall control any payments upon the death of such Participant.) The Committee shall direct the Trustee to distribute to the deceased Participant's Beneficiary such amount in accordance with Section 5.6.

5.5      Termination of Employment

         (a) Upon termination of employment for any reason other than retirement under Section 5.1 or 5.2, or death, a Participant shall be entitled to the value of the vested portion of his Individual Account (as determined under Section 5.9) and payable at the time set forth in subsection (b). A Participant's Individual Account shall vest on the earlier of two years and one day from the date of the initial allocation to the Participant or after earning five Years of Vesting Service, provided that all amounts shall become fully vested as of January 1, 2001. Notwithstanding the foregoing, a Participant's Individual Account shall become fully vested in the event of a Change of Control.

         (b) (1) As soon as administratively feasible following a Participant's termination of employment, the Committee shall direct the Trustee to distribute to such Participant the value of the vested portion of his Individual Account (as determined under Section 5.9). Notwithstanding the preceding sentence, if the amount to be distributed under this subsection (b) exceeds (or at the time of any prior distribution exceeded) $3,500, then no distribution shall be made prior to the Participant attaining his Normal Retirement Age unless he consents in writing to the making of such distribution. The consent of the Participant shall be obtained in writing within the 90-day period ending on the date distribution commences. The Participant shall be given a written notice of the right to defer any distribution until the Participant's Individual Account balance is no longer immediately distributable. Such notification shall be provided no less than seven days and no more than 90 days prior to the date distribution commences and shall inform the Participant that he has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution.

                  (2) As soon as administratively feasible following the attainment of Normal Retirement Age on the part of a Participant who has previously terminated his employment but the distribution of whose benefit has not commenced, the Committee shall direct the Trustee to distribute to such Participant the value of his Individual Account (as determined under Section 5.9) in a lump sum payment.

         (c) If a Participant's employment terminates for any reason other than retirement or death at a time when he is not fully vested in his Individual Account, then the Committee shall follow the procedure set forth in paragraph
(1) or that set forth in paragraph (2) below, as appropriate:

                  (1) If the vested portion of the Individual Account is distributed to him at any time before the end of the second Plan Year following the Plan Year in which his employment terminated, the remaining portion of such Accounts shall be forfeited as of the date of such termination of employment. However, if the Participant had no vested interest in his Individual Account at the time of his termination of employment, the Committee nonetheless shall treat the Participant as if he had received a distribution on the date his employment terminated and shall forfeit the Participant's Individual Account on the date his employment terminated. If the former Participant returns as an Employee prior to incurring a one-year Period of Severance beginning immediately after the date of his distribution (or on the date his employment terminated in the case of a former Participant who had no vested interest in Individual Account on the date his employment terminated), then his Account, determined as of the date of the distribution of his vested interest, shall be fully restored to him as of the end of the Plan Year in which such repayment occurred. In such case, the Participant's Individual Account shall be restored first out of forfeitures for such Plan Year and, if such forfeitures are insufficient to restore such Account, the Employer shall make a special contribution to the extent necessary so that the Participant's Account is fully restored.

                  (2) If a Participant's vested interest in his Individual Account is distributed to him under section 5.6 (or is deemed to be distributed to the Participant), any portion of such Accounts which is not vested shall be forfeited immediately.

         (d) In the event a Participant who terminated his employment with an Employer is reemployed as an Employee prior to receiving a distribution of his Individual Account, he shall not be entitled to a distribution as provided in this Section 5.5 due to such termination, but shall be entitled to a distribution as determined herein upon any subsequent termination of employment for any reason.

5.6      Method of Payment

                  Benefit payments hereunder shall be made in a lump sum. Furthermore, distributions to a Participant (or to his Beneficiary if the Participant dies before distribution of his benefit has commenced), the value of the vested portion of whose Individual Account does not exceed (or at the time of any prior distribution did not exceed) $3,500, automatically shall be made in a lump sum. A Participant who is not vested in any portion of his Individual Account shall be deemed to distributed to the Participant. Payment from investments held in Employer Stock may be distributed in cash or in stock, at the direction of the Participant. Payments from other investment accounts shall be made only in cash.

5.7      Benefits to Minors and Incompetents

         (a) In case any person entitled to receive payment under the Plan shall be a minor, the Committee, in its discretion, may distribute such payment in any one or more of the following ways:

                  (1) By payment thereof directly to such minor;

                  (2) By application thereof for the benefit of such minor;

                  (3) By payment thereof to either parent of such minor or to any person who shall be legally qualified and shall be acting as guardian of the person or the property of such minor, provided the parent or adult person to whom any amount shall be paid shall have advised the Committee in writing that he will hold or use such amount for the benefit of such minor.

         (b) In the event a person entitled to receive payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified legal representative of such person), such payment in the discretion of the Committee may be made to the spouse, son, daughter, parent, brother or sister of the recipient or to any other person who is responsible for the welfare of such recipient.

         (c) Any payments made under subsections (a) or (b) shall, to the extent of the payments, fully discharge the obligations of the Committee and the Plan to any other person making a claim hereunder with respect to such payments.

5.8      Payment of Benefits

         (a) Except as provided in subsection (b), in the event a Participant's Individual Account shall be due and payable under this Article V and the Participant has not elected otherwise in accordance with the Plan, any payment of benefits to the Participant shall begin not later than 60 days after the close of the Plan Year in which occurs the latest of:

                  (1) the date on which the Participant attains age 65;

                  (2) the 10th anniversary of the date in which the Participant commenced participation in the Plan; and

                  (3) termination of employment of the Participant with the Employer.

         (b) Notwithstanding subsection (a) above, distribution of a Participant's benefit shall be made no later than April 1 of the calendar year following the calendar year during which such Participant attains age 70 1/2, regardless of whether or not he has terminated employment with the Employer. Such distribution shall be made over a period not extending beyond the life or life expectancy of the Participant or the joint lives or life expectancies of the Participant and a designated Beneficiary. Life expectancies shall be determined at the time payments commence and shall not thereafter be recalculated.

         (c) If a Participant dies before distribution of his benefit has commenced, the Participant's entire benefit shall be distributed within five years after his death. The preceding sentence shall not apply to any portion of the Participant's benefit if the following requirements in paragraphs (1) and, if applicable, (2) are met with respect to such portion:

                  (1) (A) if the portion of the Participant's benefit is payable to or for the benefit of a designated Beneficiary;

                      (B) such portion will be distributed over a period not extending beyond the life expectancy of such Beneficiary at the time payments commence; and

                      (C) such distributions begin not later than December 31 of the calendar year following the calendar year of the Participant's death.

                  (2) If the designated Beneficiary referred to in paragraph
(1)(A) above is the surviving spouse of the Participant, then the date on which the distributions are required to begin under paragraph (1)(C) shall not be earlier than December 31 of the calendar year in which the Participant would have attained age 70 1/2.

                  If the surviving spouse dies before the distributions to such spouse begin, this Section 5.8(c) (with the exception of paragraph (2)) shall be applied as if the surviving spouse were the Participant.

                  This Section 5.8(c) shall not apply if the distribution of the Participant's benefit has commenced prior to his death and the remaining portion of the Participant's benefit will be distributed at least as rapidly as under the method of distribution being used at the date of the Participant's death.

                  For purposes of this Section 5.8(c), under regulations to be prescribed by the Secretary of the Treasury, any amount paid to a child shall be treated as if it had been paid to the surviving spouse upon such child reaching the age of majority (or other designated event prescribed under such regulations).

         (d) Distributions under this Article V shall be made in accordance with regulations issued by the Secretary of the Treasury under Code Section 401(a)(9), including Treasury Regulation ss.1.401(a)(9)-2, which regulations shall override any distribution options in this Plan inconsistent with Section 401(a)(9).

5.9      Valuation of Accounts

         All distributions hereunder shall be based upon the value of the Participant's Individual Account as determined under this Section 5.9.

         (a) The value of a Participant's Individual Account upon a distribution hereunder is the product of (A) the per unit value of the Employer Stock Fund and (B) the number of units of such fund allocated to the Participant's Individual Account as of such Valuation Date.

         (b) If a Discretionary Contribution is made on behalf of a Participant after the date on which his Individual Account is valued under subsection (a), the Participant shall receive an additional distribution equal to the amount of the Discretionary Contribution and any earnings or losses thereon. Such additional distribution shall be valued in the same manner as the Participant's Individual Account was valued under subsection (a), except that the Valuation Date shall be a date that falls as soon as administratively feasible after the Discretionary Contribution is made.

5.10      Direct Rollovers

         (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

         (b) (1) An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

               (2) An "eligible retirement plan" is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified defined contribution plan described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

               (3) A "distributee" includes an employee or former employee.
In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

               (4) A "direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.

5.11     Payment to Alternate Payee Under QDRO

         Notwithstanding any other provision of this Plan, once the Committee determines that a domestic relations order is a qualified domestic relations order ("QDRO") within the meaning of Section 206(d)(3) of ERISA, unless the QDRO specifically provides otherwise, the

Committee shall direct the Trustee to distribute, as soon as administratively feasible following the date on which the Committee determines that the domestic relations order is a QDRO, to the alternate payee named in the QDRO the benefit provided therein in a lump sum.

                                   ARTICLE VI
                                   TRUST FUND

6.1      Contributions

         Contributions by the Employer as provided for in Article III shall be paid over to the Trustee. All Contributions by the Employer shall be irrevocable, except as otherwise provided in this Plan and may be used only for the exclusive benefit of the Participants and their Beneficiaries. The Employer's Contribution will be made either in cash or in Employer Stock, or partially in each.

6.2      Trustee

         The Corporation will maintain an agreement with the Trustee whereunder the Trustee will receive, invest and administer as a trust fund Contributions made under this Plan in accordance with the Trust Agreement.

         Such Trust Agreement is incorporated by reference as a part of the Plan, and the rights of all persons entitled to benefits hereunder are subject to the terms of the Trust Agreement. The Trust Agreement specifically provides, among other things, for the investment and reinvestment of the Fund and the income thereof, the management of the Fund, the responsibilities and obligations of the Trustee, removal of the Trustee and appointment of a successor, accounting by the Trustee and the disbursement of the Fund.

         The Trustee shall, in accordance with the terms of such Trust Agreement, accept and receive all sums of money paid to it from time to time by the Employer, and shall hold, invest, reinvest, manage and administer such moneys and the increment, increase, earnings and income thereof as a trust fund for the exclusive benefit of the Participants and their Beneficiaries and for the payment of reasonable expenses of administering the Plan.

6.3      Employer Stock Fund

         The Employer Stock Fund shall be invested in the common stock of the Employer, provided such stock qualifies as qualifying employer securities within the meaning of ERISA Section 407(d)(5). The level of Plan assets invested in such fund may consist of up to 100% of all Plan assets.

6.4      Dividends on ESOP Stock Attributable to Exempt Loan

         It is anticipated that all dividends payable with respect to shares of ESOP Stock held in the Suspense Account shall be used for the purpose of repaying one or more Exempt Loans and will not be allocated to Participants' Individual Accounts invested in Employer Stock and that all dividends payable with respect to all other Employer Stock held in the Trust Fund shall be added to the Participants' Employer Stock Fund, subject to Section A-6. Nevertheless, the Committee may, in its sole discretion, determine for any Plan Year that dividends payable with respect to shares of ESOP Stock shall, if payable in cash (i) paid currently to Participants or (ii) used for the purpose of repaying one or more Exempt Loans if such use of said dividends so applied meets the requirements of Code Section 404(k). Such discretion herein granted may be exercised by the Committee independently, and in whole or in part, with respect to the stock held from time to time in one or more of Employer Stock Funds established under the Trust. Discretion so exercised for any Plan Year, or for any portion thereof, may be changed by the Committee at any subsequent time. Cash dividends which are to be paid to the Participants may be paid directly by the Company or may be paid by the Trustee within ninety (90) days after the end of the Plan year or receipt by the Trustee.

6.5      Voting and Tender Offer Rights on Employer Stock

         Each Participant shall have the right to vote all shares of Employer Stock held in the Participant's accounts. Each Participant shall also have the right to direct the Trustee whether to tender such shares of Stock in the event an offer is made by any person other than the Employer to purchase such shares. The Committee shall make any such arrangements with the Trustee as may be appropriate to pass such voting or tender offer rights through to a Participant. In the event a Participant fails to vote his shares or fails to indicate his preference with respect to a tender offer, the Trustee shall vote the Participant's shares or tender his shares in the same proportions as those Plan Participants who did respond cast their votes or tendered their shares. The Trustee shall also vote and exercise any tender offer rights with respect to unallocated ESOP Stock held in a suspense account in the same proportions as those Plan Participants who responded cast their votes or tendered their shares. In the event of a Change of Control the Trustee shall exercise its discretion regarding the voting of unallocated ESOP Stock and any allocated ESOP Stock that a Participant fails to vote.

                                   ARTICLE VII
                                   FIDUCIARIES

7.1      General

         Each Fiduciary who is allocated specific duties or responsibilities under the Plan or any Fiduciary who assumes such a position with the Plan shall discharge his duties solely in the interest of the Participants and Beneficiaries and for the exclusive purpose of providing such benefits as stipulated herein to such Participants and Beneficiaries, or of defraying reasonable expenses of administering the Plan. Each Fiduciary in carrying out such duties and responsibilities shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in exercising such authority or duties.

         A Fiduciary may serve in more than one Fiduciary capacity and may employ one or more persons to render advice with regard to his Fiduciary responsibilities. If the Fiduciary is serving as such without compensation, all expenses reasonably incurred by such Fiduciary shall be reimbursed by the Employer or, at the Corporation's direction, from the assets of the Trust.

         A Fiduciary may allocate any of his responsibilities for the operation and administration of the Plan. In limitation of this right, a Fiduciary may not allocate any responsibilities as contained herein relating to the management or control of the Fund except (1) through the employment of an investment manager as provided in Section 8.3 and in the Trust Agreement relating to the Fund, or
(2) to the extent Participants specify their own Investment Options.

7.2      Corporation

         The Corporation established and maintains the Plan for the benefit of its Employees and those of participating Employers and of necessity retains control of the operation and administration of the Plan. The Corporation is the Plan administrator within the meaning of ERISA Section 3(16)(A). The Corporation in accordance with specific provisions of the Plan has, as herein indicated, delegated certain of these rights and obligations to the Employer, the Trustee and the Committee and these parties shall be solely responsible for these, and only these, delegated rights and obligations.

7.3      Employer

         The Employer shall indemnify each member of the Board of Directors, the Committee, and any of its employees to whom any fiduciary responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of their fiduciary duties, responsibilities and obligations under the Plan and under ERISA, except for liabilities and claims arising from such fiduciary's willful misconduct or gross negligence. For such purpose, the Employer may obtain, pay for and keep current a policy or policies of insurance. Where such policy or policies of insurance are purchased, there shall be no right to indemnification under this Section 8.3, except to the extent of any deductible amount under the policy or policies or with regard to covered claims in excess of the insured amount. No Plan assets may be used for any indemnification.

         The Employer shall supply such full and timely information for all matters relating to the Plan as (a) the Committee, (b) the Trustee, and (c) the accountant engaged on behalf of the Plan by the Corporation may require for the effective discharge of their respective duties.

7.4      Trustee

         The Trustee, in accordance with the Trust Agreement, shall have authority to manage the Fund, except that (1) the Committee may in its discretion employ at any time and from time to time an investment manager (as defined in section 3(38) of ERISA) to direct the Trustee with respect to all or a designated portion of the assets comprising the Fund, and (2) Participants may specify their own Investment Options.

         Each Participant in the Plan shall be a "named fiduciary" within the meaning of section 402 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent that Employer Stock or shares of Corning or CCL, whether or not allocated to his accounts, are voted or tendered according to the Participant's directions.

7.5      Committee

         The Board shall appoint a Benefits Administration Committee of not less than three persons to hold office during the pleasure of the Corporation. No compensation shall be paid members of the Committee from the Fund for service on such Committee.

         The Committee shall choose from among its members a chairman and a secretary. Any action of the Committee shall be determined by the vote of a majority of its members.

Either the chairman or the secretary may execute any certificate or other written direction on behalf of the Committee.

         The Committee shall hold meetings upon such notice, at such place or places and at such time or times as the Committee may from time to time determine. Meetings may be called by the chairman or any two members. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. The Committee may also act by written consent in lieu of a meeting.

         A Committee member may resign at any time by giving written notice of his resignation to the Corporation at least thirty days in advance, unless the Corporation shall accept shorter notice. The Corporation shall appoint replacement Committee members. Any Committee member who was employed by the Employer when appointed to the Committee shall automatically be deemed to have resigned from the Committee effective as of the date he ceases to be employed by the Employer, unless the Corporation shall affirmatively act to keep said member on the Committee.

         Nothing herein shall prevent a Committee member from being a Participant, or from acting on Plan matters which affect himself by virtue of affecting all Participants generally. However, a Committee member shall not act on any matter which affects himself specially. If application of the preceding sentence results in there not being a quorum to act on any matter, the Corporation shall appoint the necessary number of temporary Committee members to take the action.

         In accordance with the provisions hereof, the Committee has been delegated certain administrative functions relating to the Plan with all powers necessary to enable it properly to carry out such duties.

         The Committee shall have discretionary authority to construe the Plan, and to determine, consistent with the terms of the Plan, all questions that may arise thereunder relating to (a) the eligibility of individuals to participate in the Plan, (b) the amount of benefits to which any Participant or Beneficiary may become entitled hereunder, and (c) any situation not specifically covered by the provisions of the Plan. The determination of the Committee shall be final and binding on all interested parties. All disbursements by the Trustee, except for the ordinary expenses of administration of the Fund or the reimbursement of reasonable expenses at the direction of the Corporation as provided herein, shall be made upon, and in accordance with, the written directions of the Committee. When the Committee is required in the performance of its duties hereunder to administer or construe, or to reach a determination under any of the provisions of the Plan, it shall do so on a uniform, equitable and nondiscriminatory basis.

7.6      Claims for Benefits

         All claims for benefits under the Plan shall be submitted to the Committee which shall have the responsibility for determining the eligibility of any Participant or Beneficiary for benefits. All claims for benefits shall be made in writing and shall set forth the facts which such Participant or Beneficiary believes to be sufficient to entitle him to the benefit claimed. The Committee may adopt forms for the submission of claims for benefits in which case all claims for benefits shall be filed on such forms. The Committee shall provide Participants and Beneficiaries with all such forms.

         Upon receipt by the Committee of a claim for benefits, it shall determine all facts which are necessary to establish the right of an applicant to benefits under the provisions of the Plan and the amount thereof as herein provided. The applicant shall be notified in writing by the Committee of its decision with respect to such applicant's claim within 90 days after the receipt of written request for benefits.

         If any claim for benefits is denied, the notice shall be written in a manner calculated to be understood by the applicant and shall include:

         (a) The specific reason or reasons for the denial;

         (b) Specific references to the pertinent Plan provisions on which the denial is based;

         (c) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation why such material or information is necessary; and

         (d) An explanation of the Plan's claim review procedures.

If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant by the Committee before the end of the initial 90-day period. In no event shall such extension exceed 180 days after the receipt of the initial claim for benefits.

7.7      Denial of Benefits - Review Procedure

         In the event a claim for benefits is denied or if the applicant has had no response to such claim within 90 days of its submission (in which case the claim for benefits shall be deemed to have been denied), the applicant or his duly authorized representative, at the applicant's sole expense, may appeal the denial by filing a written request for review with the Committee within 60 days of the receipt of written notice of denial or 60 days from the date such claim is deemed to be denied. In pursuing such appeal the applicant or his duly authorized representative may review pertinent Plan documents, and may submit issues and comments in writing.

         The decision on review shall be made by the Committee within 60 days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original 60 day period. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the provisions of the Plan on which such denial is based. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review. The decision of the Committee upon review will be final and binding on all parties.

7.8      Records

         All acts and determinations of the Committee shall be duly recorded by the secretary thereof and all such records, together with such other documents as may be necessary in exercising its duties under the Plan shall be preserved in the custody of such secretary. Such records and documents shall at all times be open for inspection and for the purpose of making copies by any person designated by the Corporation. The Committee shall provide such timely information, resulting from the application of its responsibilities under the Plan, as needed by the Trustee and the accountant engaged on behalf of the Plan by the Corporation, for the effective discharge of their respective duties.

7.9      Missing Persons

         The Committee shall make a reasonable effort to locate all persons entitled to benefits under the Plan. If such a person cannot be located, the amount to which such a person otherwise would be entitled shall be retained by the Trustee and treated in all respects as assets of the Trust, pending disposition of such amount in accordance with regulations promulgated by the Secretary of Labor or the Secretary of the Treasury. The Trustee may deposit any such amounts into an "escheat fund" maintained by such Trustee but not within the Trust.

                                  ARTICLE VIII
                      AMENDMENT AND TERMINATION OF THE PLAN

8.1      Amendment of the Plan

         The Corporation shall have the right at any time by action of the Board to amend the Plan in whole or in part, including retroactively to the extent necessary. The duties, powers and liability of the Trustee hereunder shall not be increased without its written consent. The amount of benefits which at the later of the adoption or effective date of such amendment shall have accrued for any Participant or Beneficiary hereunder shall not be adversely affected thereby. No such amendment shall have the effect of revesting in the Employer any part of the principal or income of the Fund. No amendment may eliminate or reduce any early retirement benefit or subsidy that continues after retirement or optional form of benefit. Unless expressly provided for in an amendment, it shall not affect the rights and obligations of any Participant who terminated employment prior to the effective date of the amendment.

8.2      Termination of the Plan

         The Corporation expects to continue the Plan indefinitely, but continuance is not assumed as a contractual obligation and each Employer reserves the right at any time by action of its board of directors to terminate the Plan as applicable to itself. If an Employer terminates or partially terminates the Plan or permanently discontinues its Contributions at any time, each Participant affected thereby shall be then fully vested in his Individual Account.

         In the event of termination of the Plan by an Employer, the Committee shall value the Fund as of the date of termination. That portion of the Fund applicable to any Employer for which the Plan has not been terminated shall be unaffected. The Individual Accounts of the Participants and Beneficiaries affected by the termination, as determined by the Committee, shall continue to be administered as a part of the Fund or distributed to such Participants or Beneficiaries pursuant to Section 5.6 as the Committee, in its sole discretion, shall determine. Any distributions upon plan termination of amounts attributable to Employee Pre-Tax Contributions shall only be made to the extent permissible by Code Section 401(k)(10).

                                   ARTICLE IX
                PROVISIONS RELATIVE TO EMPLOYERS INCLUDED IN PLAN

9.1      Method of Participation

         Any organization which is affiliated with the Corporation may with the consent of the Board adopt the Plan. In order to adopt the Plan, appropriate action is required by the board of directors (or other governing body) of the adopting organization and by the Board. Any organization which becomes a party to the Plan shall thereafter promptly deliver to the Trustee provided for in
Article VII hereof a certified copy of the resolutions or other documents evidencing its adoption of the Plan or a similar plan and also a written instrument showing the Board's approval of such organization's becoming a party to the Plan.

9.2      Withdrawal

         Any one or more of the Employers included in the Plan may withdraw from the Plan at any time by giving six months advance notice in writing to the Board and the Committee (unless a shorter notice shall be agreed to by the Board) of its or their intention to withdraw. Upon receipt of notice of any such withdrawal, the Committee shall certify to the Trustee the equitable share of such withdrawing Employer in the Fund (to be determined by the Committee).

         The Trustee shall thereupon set aside from the Fund then held by it such securities and other property as it shall, in its sole discretion, deem to be equal in value to such equitable share. If the Plan is to be terminated with respect to such Employer, the amount set aside shall be dealt with in accordance with the provisions of Section 9.2. If the Plan is not to be terminated with respect to such Employer, the Trustee shall pay such amount to such trustee as may be designated by such withdrawing Employer, and such securities and other property shall thereafter be held and invested as a separate trust of the Employer which has so withdrawn, and shall be used and applied according to the terms of a new agreement and declaration of trust between the Employer so withdrawing and the trustee so designated.

         Neither the segregation of the Fund assets upon the withdrawal of an Employer, nor the execution of any new agreement and declaration of trust pursuant to any of the provisions of this Section 9.2, shall operate to permit any part of the corpus or income of the Fund to be used for or diverted to purposes other than for the exclusive benefit of Participants and Beneficiaries or to defray reasonable costs of administering the Plan and Trust.

9.3      Adoption of ESOP by Participating Employer

         Any Employer joining the Plan which is not 100 percent owned by the Employer must expressly provide in said joiner agreement whether the leveraging provisions of the ESOP are being adopted by such participating Employer. If the leveraged ESOP is not so adopted, said participating Employer shall participate in the ESOP provisions of this Plan as may be modified in said joiner agreement, but all specific provisions applicable to Exempt Loans and the suspense account established pursuant to the loan shall not apply. If the ESOP provisions of the Plan are adopted by such a non-100 percent owned participating Employer, any Exempt Loan applicable to said participating Employer and its Participants shall be solely the obligation of said participating Employer, and not the Employer or any other participating Employer under the Plan, and separate accounting shall be maintained on behalf of said participating Employer and its Participants with only Participants employed by said participating Employer entitled to allocations from the fund maintained for said participating Employer's Exempt Loan. The foregoing provisions governing separate Exempt Loans and separate groups of Employees of non-100 percent owned participating Employers shall similarly apply to an Exempt Loan of the Employer and its 100 percent owned Participating Employers which join the Plan, and their respective Participants, but for this purpose a 100 percent owned participating employer may, if so provided in its joinder agreement, join in the Employer's Exempt Loan and in such case all participating Employer contributions by the Employer and said Participating Employers and all accounting for shares released from the suspense account shall be combined for Participants employed by the Employer and each such participating Employer.

                                    ARTICLE X
                              TOP-HEAVY PROVISIONS

10.1     Determination of Top-Heavy

         (a) (1) The Plan will be considered a Top-Heavy Plan for any Plan Year if as of the Determination Date (A) the value of the Individual Accounts of Participants who are Key Employees as of such Determination Date exceeds 60% of the value of the Individual Accounts of all Participants determined as of such Determination Date, excluding former Key Employees (the "60% Test") or (B) the Plan is part of a Required Aggregation Group which is Top-Heavy. Notwithstanding the results of the 60% Test, the Plan shall not be considered a Top-Heavy Plan for any Plan Year in which the Plan is a part of a Required or Permissive Aggregation Group which is not Top-Heavy.

                  (2) For purposes of the 60% Test,

                      (A) all distributions made from Individual Accounts within the five- year period ending on the Determination Date shall be taken into account;

                      (B) if any Participant is a non-Key Employee with respect to the Plan for any Plan Year, but such Participant was a Key Employee with respect to the Plan for any prior Plan Year, the Individual Account of such Participant shall not be considered; and

                      (C) If a Participant has not performed any service for the Employer or any Affiliate which maintains the Plan at any time during the five-year period ending on the Determination Date, the Individual Account of such Participant shall not be considered.

         (b) Minimum Allocations: Notwithstanding Sections 4.3 and 4.4, for any Plan Year during which the Plan is a Top-Heavy Plan, the rate of Employer Matching Contributions and Discretionary Contributions for such Plan Year allocated to the Individual Accounts of Participants who are non-Key Employees and who remain employed by the Employer (or any Affiliate) at the end of the Plan Year (regardless of any such Participant's hours of service or level of compensation during the Plan Year) shall be not less than the lesser of:

                  (1) three percent (3%) of such non-Key Employee Participant's
Section 415 Compensation; or

                  (2) the highest aggregate percentage of Section 415 Compensation at which Employer Matching Contributions, Discretionary Contributions, and Employee Pre-Tax Contributions are made (or required to be made) and allocated under Article IV for any Key Employee for the Plan Year.

         If a Participant is covered by more than one defined contribution plan on account of his employment with the Employer and/or any Affiliate, the minimum allocation required by this Section shall be determined by aggregating the allocations under all such plans.

         (c) (1) Notwithstanding Section 5.5, for any Plan Year in which the Plan is a Top-Heavy Plan, a Participant who has earned at least one hour of service during such Plan Year shall have a vested interest in those portions of his Individual Account which are not automatically one hundred percent (100%) vested, including allocations made to those portions of the Account in Plan Years prior to the Plan becoming Top-Heavy, determined as follows:

       Years of Vesting Service                     Vested Interest
-------------------------------------- -----------------------------------------
             less than 2                                  0%
-------------------------------------- -----------------------------------------
              2 or more                                  100%
-------------------------------------- -----------------------------------------

                  (2) If the Plan ceases to be a Top-Heavy Plan, the vesting rules set forth in Section 5.5 shall again apply except that:

                      (A) any portion of a Participant's Individual Account that was vested before the Plan ceased to be a Top-Heavy Plan shall remain vested, and

                      (B) any Participant with three or more years of service shall have the option to continue to have his vested interest in those portions of his Individual Account which are not automatically one hundred percent (100%) vested determined under this Section 10.1(c).

                  (d) Impact on Minimum and Maximum Benefits where Employer Maintains Both Defined Benefit and Defined Contributions Plans

                  (1) Impact on Minimum. If the Employer (or any Affiliate) maintains a defined benefit plan in addition to this defined contribution plan, both of which are Top-Heavy, then:

                      (A) in the case of non-Key Employee participants covered only by the defined benefit plan, the minimum benefit under the defined benefit plan shall be provided; and

                      (B) in the case of non-Key Employee Participants not covered by the defined benefit plan or covered by both plans, a minimum allocation of five percent (5%) of such non-Key Employee Participant's Section 415 Compensation shall be provided. If a Participant is covered by more than one defined contribution plan on account of his employment with the Employer and/or any Affiliate, the minimum allocation required by this Section shall be determined by aggregating the allocations under all such defined contributions plans.

                  (2) Impact on Maximum. If the Employer (or any Affiliate) maintains a defined benefit plan in addition to this defined contribution plan, both of which are Top-Heavy, Section 4.7 shall be read by substituting the number "1.00" for the number "1.25" wherever it appears therein, unless (A) the total aggregate accrued benefits under both such plans for Key Employees does not exceed 90% of the total aggregate accrued benefits under both such plans for all Employees (computed in the same manner as the determination in subsection
(a)), and (B)(i) paragraph (1) is read by substituting "seven and one-half percent (7 1/2%)" for "five percent (5%)," and (ii) in the case of non-Key Employee participants covered only by the defined benefit plan, a minimum benefit of three percent (3%) for each year of service (not to exceed 10) shall be provided.

10.2     Top-Heavy Definitions

         Determination Date - With respect to any Plan Year, the last day of the preceding Plan Year.

         Key Employee - Any Employee or former Employee who at any time during the Plan Year containing the Determination Date, or the four preceding Plan Years, is or was (1) an officer of the Employer having annual Section 415 Compensation for such Plan Year which is in excess of 50 percent of the dollar limit in effect under Code Section 415(b)(1)(A) for the calendar year in which such Plan Year ends (but in no event shall the number of officers taken into account as Key Employees exceed the lesser of (i) 50 or (ii) the greater of 3 or 10% of all employees); (2) an owner of (or considered as owning within the meaning of Code Section 318) both more than a 1/2 percent interest as well as one of the ten largest interests in the Employer and having annual Section 415 Compensation greater than the dollar limit in effect under Code Section 415(c)(1)(A) for such Plan Year; (3) a five percent owner of the Employer; or (4) a one percent owner of the Employer who has annual Section 415 Compensation of more than $150,000. For purposes of determining five percent and one percent owners, neither the aggregation rules nor the rules of subsections (b), (c) and (m) of Code Section 414 apply. Beneficiaries of an Employee acquire the character of the Employee who performed services for the Employer. Also, inherited benefits will retain the character of the benefits of the Employee who performed services for the Employer. A non-Key Employee is any Employee who is not a Key Employee, or who is a former Key Employee.

         Permissive Aggregation Group - Each employee pension benefit plan maintained by the Employer (or any Affiliate) which is considered part of the Required Aggregation Group, plus one or more other employee pension benefit plans maintained by the Employer (or any Affiliate) that are not part of the Required Aggregation Group but that satisfy the requirements of Section 401(a)(4) and Section 410 of the Code when considered together with the Required Aggregation Group.

         Required Aggregation Group - Each employee pension benefit plan maintained by the Employer (or any Affiliate), whether or not terminated, in which a Key Employee participates in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other employee pension benefit plan maintained by the Employer (or any Affiliate), whether or not terminated, in which no Key Employee participates but which during the same period enables any employee pension benefit plan in which a Key Employee participates to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1     Governing Law

         The Plan shall be construed, regulated and administered according to the laws of New Jersey except in those areas preempted by the laws of the United States of America.

11.2     Construction

         The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine and the singular the plural, and vice versa.

11.3     Administration Expenses

         The expenses of administering the Fund and the Plan may be paid either by the Employer or from the Fund, as directed by the Corporation.

11.4     Participant's Rights; Acquittance

         No Participant in the Plan shall acquire any right to be retained in the Employer's employ by virtue of the Plan, nor, upon his dismissal, or upon his voluntary termination of employment, shall he have any right or interest in and to the Fund other than as specifically provided herein. The Employer shall not be liable for the payment of any benefit provided for herein. All benefits hereunder shall be payable only from the Fund. 11.5 Spendthrift Clause

         Except as provided by a qualified domestic relations order within the meaning of ERISA Section 206(d)(3), none of the benefits, payments, proceeds, or distributions under this Plan shall be subject to the claim of any creditor of a Participant or a Beneficiary hereunder or to any legal process by any creditor of a Participant or Beneficiary. Neither a Participant or Beneficiary shall have any right to alienate, commute, anticipate, or assign any of the benefits, payments, proceeds or distributions under this Plan. 11.6 Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the Plan with another plan or transfer of assets or liabilities from the Plan to another plan, each then Participant or Beneficiary shall not, as a result of such event, be entitled on the day following such merger, consolidation or transfer under the termination of the Plan provisions to a lesser benefit than the benefit he was entitled to on the day prior to the merger, consolidation or transfer if the Plan had then terminated.

11.7     Mistake of Fact

         Notwithstanding anything herein to the contrary, upon the Employer's request, a Contribution which was made by a mistake of fact, or conditioned upon initial qualification of the Plan or upon the deductibility of the Contribution under Code Section 404, may be returned to the Employer by the Trustee within one (1) year after the payment of the Contribution, the denial of the qualification or the disallowance of the deduction (to the extent disallowed), whichever is later. For purposes of the preceding sentence, all contributions to the Plan made before receipt of a favorable determination letter on qualification from the Internal Revenue Service shall be conditioned on the Plan's initial qualification, and all contributions, whenever made, shall be conditioned on their deductibility under Code Section 404.

11.8      Counterparts

         The Plan and the Trust Agreement may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

                                   ARTICLE XII
                              ADOPTION OF THE PLAN

         Anything herein to the contrary notwithstanding, this Plan is adopted and maintained under the condition that it is qualified by the Internal Revenue Service under Code Section 401(a) and that the Trust hereunder is exempt under Code Section 501(a).

         As evidence of its adoption of the Plan, Covance Inc. has caused this instrument to be signed by its authorized officer this ___ day of __________, 199__, effective as the _______ day of _____________, 199____.except as otherwise provided herein.





Covance Inc. hereby signifies its adoption of this Plan.


ATTEST:                        COVANCE INC.
                               (f/k/a Corning Pharmaceutical Services Inc.


____________________________   By:___________________________________(SEAL)
                               (Title)


                               Date:__________________________________


Covance Preclinical Corporation Inc. hereby signifies its adoption of this Plan.


ATTEST:                        COVANCE PRECLINICAL CORPORATION
                               (f/k/a Hazleton Corporation)


___________________________    By:__________________________________(SEAL)
                               (Title)

         Covance Clinical and Periapproval Services Inc. hereby signifies its adoption of this Plan.


ATTEST:                       COVANCE CLINICAL AND PERIAPPROVAL SERVICES
INC.
                              (f/k/a Corning Besselaar, Inc.)


___________________________    By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)


         Covance Clinical Research Unit Inc., a wholly-owned subsidiary of Covance Clinical and Periapproval Services Inc., hereby signifies its adoption of this Plan.


ATTEST:                        COVANCE CLINICAL RESEARCH UNIT INC.
                               (f/k/a Corning Besselaar Clinical Research Unit,
                                Inc.)


___________________________    By:_______________________________________(SEAL)
Secretary                         (Title)

                                  ____________________________________________
                                  (Date)



         Covance Periapproval Services Inc., a wholly-owned subsidiary of Covance Clinical and Periapproval Services Inc., hereby signifies its adoption of this Plan.


ATTEST:                         COVANCE PERIAPPROVAL SERVICES INC.
                                (f/k/a Corning Pact, Inc.)


___________________________     By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)

         Covance Laboratories Inc., a wholly-owned subsidiary of Covance Preclinical Corporation, hereby signifies its adoption of this Plan.

ATTEST:                         COVANCE LABORATORIES INC.
                                (f/k/a Corning Hazleton Inc.)


___________________________     By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)


         Covance Research Products Inc., a wholly-owned subsidiary of Covance Preclinical Corporation, hereby signifies its adoption of this Plan.


ATTEST:                         COVANCE RESEARCH PRODUCTS INC.
                                (f/k/a HRP, Inc.)


___________________________     By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)




         Covance Pharmaceutical Packaging Services Inc. hereby signifies its adoption of this Plan.


ATTEST:                        COVANCE PHARMACEUTICAL PACKAGING SERVICES INC.
                               (f/k/a Corning National Packaging, Inc.)


___________________________     By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)

         Covance Central Laboratory Services Inc. hereby signifies its adoption of this Plan.


ATTEST:                         COVANCE CENTRAL LABORATORY SERVICES INC.
                                (f/k/a Corning Scicor, Inc.)


___________________________     By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)


         Covance Health Economics and Outcome Services Inc. hereby signifies its adoption of this Plan.


ATTEST:                       COVANCE HEALTH ECONOMICS AND OUTCOME SERVICES INC.
                              (f/k/a Corning HTA Inc.)


___________________________    By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)



         Covance Biotechnology Services Inc., hereby signifies its adoption of this Plan.


ATTEST:                         COVANCE BIOTECHNOLOGY SERVICES INC.



___________________________     By:_______________________________________(SEAL)
                                  (Title)

                                  ____________________________________________
                                  (Date)

         Covance Central Laboratory Limited Partnership (d/b/a Covance Central Laboratory Services Inc. f/k/a Corning SciCor Limited Partnership), hereby signifies its adoption of this Plan.


ATTEST: COVANCE CENTRAL LABORATORY LIMITED PARTNERSHIP (d/b/a Covance Central Laboratory Services Inc. f/k/a Corning SciCor Limited Partnership)



___________________________     By:_______________________________________(SEAL)
Secretary                         (Title)

                                  ____________________________________________
                                  (Date)

                                  Supplement A
                                       TO
                                COVANCE INC. INC.
                      EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

A-1 Purpose. The purpose of this Supplement A to the Plan is to set forth the terms of the Plan as applied to the portion of the ESOP attributable to Exempt Loans as described in subsection A-4.

A-2 Effective Date. The effective date of this Supplement A is the Effective Date.].

A-3 Participation. Each Participant in the Plan on the Effective Date of this Supplement A shall immediately become a Participant in this Supplement A. Every other person who thereafter becomes a Participant in the Plan shall at the same time become a Participant in this Supplement A.

A-4 Exempt Loan. Any loan to the Plan or Trust not prohibited by section 4975(c) of the Code, including a loan which meets the requirements set forth in section 4975(d)(3) of the Code and the regulations promulgated thereunder, the proceeds of which are used to finance the acquisition of ESOP Stock or to refinance such a loan. An Exempt Loan shall be for a specific term, shall bear a reasonable rate of interest and shall not be payable on demand except in the event of default. An Exempt Loan may be secured by a pledge of the financed shares so acquired (or acquired with the proceeds of a prior Exempt Loan which is being refinanced). No other Trust Fund assets may be pledged as collateral for an Exempt Loan, and no lender shall have recourse against Trust Fund assets other than any financed shares remaining subject to pledge. If the lender is a party in interest (under ERISA), the Exempt Loan must provide for a transfer of Trust Fund assets on default only upon and to the extent of the failure of the Trust to meet the payment schedule of the Exempt Loan. Any pledge of financed shares must provide for the release of the shares so pledged as payments on the Exempt Loan are made by the Trustee and such financed shares are allocated to Participants'

                                       A1
accounts. Payments of principal on any Exempt Loan shall be made by the Trustee (as directed by the Committee) only from Employer contributions paid in cash under the Plan to enable the Trust to repay such Exempt Loan, from earnings attributable to such Employer contributions and from any cash dividends received by the Trust on such financed shares or dividends on such other shares of Employer Stock as is permitted under Code section 404(k).

A-5 Investment of Exempt Loan Proceeds. The Employer may direct the Trustee to enter into one or more Exempt Loans to finance the acquisition of ESOP Stock. Proceeds from an Exempt Loan may be used to acquire ESOP Stock from the Employer's shareholders or directly from the Employer. If such shares are purchased from the Employer, no commission may be charged with respect thereto and the sale price shall not be more than the fair market value thereof, defined for this purpose with respect to the Employer's common stock to be said common stock's New York Stock Exchange closing price on the first business day immediately preceding the date of sale. There shall be no limit on the amount of stock of the Employer which may be held at any one time by the Trustee in the Trust Fund regardless of the percentage which such stock so held bears to the assets of the Trust Fund or to the outstanding shares of stock of the Employer or for any other reason.

Notwithstanding any other provision of the Plan, all proceeds of an Exempt Loan shall be used, within a reasonable time after receipt by the Trust Fund, for the following purposes:

         (a)      To acquire ESOP Stock;
         (b)      To repay the same Exempt Loan; or
         (c)      To repay any previous Exempt Loan.

ESOP Stock acquired by the Trust Fund through an Exempt Loan shall be initially maintained in a Suspense Account and shall thereafter be released from suspense and allocated to Participants' ESOP Accounts as hereinafter provided.


                                       A2

A-6 Supplement A Cash Equivalents Fund. All cash dividends on Employer Stock held in a Suspense Account which are not allocated to Participants' accounts or, in the case of allocated shares, which the Employer directs are to be used to make payments on Exempt Loans shall be credited to the Supplement A Cash Equivalents Fund pending their application to Exempt Loan payments. Except as provided under Section 7.5, all such dividends and all earnings of the Supplement A Cash Equivalents Fund shall be used to make principal payments on outstanding Exempt Loans to the extent then due. In the event that the amount of such dividends and earnings exceeds the amount of principal payable on that date, the excess shall be applied until exhausted to interest payable on that date, and principal and interest payments due thereafter. Notwithstanding the preceding sentences of Section A-6, in lieu of making payments on outstanding Exempt Loans, the Committee may direct that all or any amount of cash dividends received with respect to Employer Stock allocated to participants' accounts shall be credited proportionately to such Participants' Accounts pending investment in the Employer Stock Fund. Any amount that is applied to make a payment on an outstanding Exempt Loan after the last day of a plan year (the "prior plan year"), but on or before the due date (including extensions thereof) for the filing of the federal income tax return of the Employer for the tax year in which the last day of such prior plan year occurs, may be designated by the employers as a payment with respect to such prior plan year.

A-7 Coordination with Employer Contributions. For each Plan Year the Employer shall make contributions under this Section A-7 which, after taking into account the use of dividends and earnings in accordance with Section A-6, are sufficient to meet all scheduled payments of principal and interest on outstanding Exempt Loans. Employer contributions under Section 3.3 (discretionary) shall be applied against payments on any Exempt Loan to the extent the Committee in its sole discretion shall determine and ESOP Stock shall then be released. An Employer's obligations to contribute under Section 3.3 shall be reduced for such month by the fair market value as of the date of release of the ESOP Stock so released or otherwise allocated as below provided. To the extent said fair market value is less than said Employer's obligations under Section 3.3 for any such month, the Employer shall make

                                       A3
further contributions to the Trust Fund to fully meet said obligations. For each Plan Year, if for a calendar month the fair market value as of the date of release of the shares so released is in excess of the Employer's obligations to contribute under Section 3.3 for such month, the shares released for said month representing the excess ("excess shares") shall continue to be held by the Trustee and shall thereafter be allocated to the Participants' Individual Accounts in the following manner: first, if in a succeeding calendar month within said Plan Year, the fair market value of the shares so released for said month are less than the Employer's obligations to contribute under Section 3.3 for said month, then "excess shares" remaining unallocated for any prior calendar month in said Plan Year shall be allocated to the Participants' Individual Accounts to the extent that said Employer obligations exceed the value of the released shares, and for this purpose said "excess shares" to be so allocated shall be valued at the same value as the value of the shares released for said month; and second, if as of the last day of the Plan Year there remain "excess shares" which have not been allocated to Participants' Individual Accounts as aforesaid, said "excess shares" shall be allocated as of the last day of the Plan Year to the Participants' Individual Accounts, as the Committee may determine in its sole discretion on a year-to-year basis, in direct proportion to the value (determined as of the date allocated to the Participants' Individual Accounts) of those shares released and allocated to the Fund so determined by the Committee, together with all other Employer contributions to Participants' Individual Accounts for said Plan Year. In addition to the foregoing contributions, in any Plan Year, the Employers may make supplemental contributions to be used by the Trustee to prepay any Exempt loan, to pay expenses of the Plan and any related trust and to satisfy the dividend requirements for that year with respect to Employer Stock allocated to Participants' Individual Accounts. All Employer Discretionary Contributions shall be used to make payments on Exempt Loans to the extent required to meet any scheduled payments of principal and interest after taking into account the use of dividends and earnings in accordance with Section A-6.

A-8 Release of Employer Stock From Suspense Account. As of the last day of each Plan Year, of each calendar quarter in the case of the Employer Stock allocable for the year as dividend replacements under paragraph A-9(a), or of such other period provided under the

                                       A4
terms of an Exempt Loan, throughout the duration of an Exempt Loan, a portion of the Employer Stock acquired with the proceeds of such Exempt Loan shall be withdrawn from the Suspense Account and allocated to eligible Participants' Individual Accounts in accordance with the provisions of Section A-9.

                  (a) Subject to the provisions of paragraph (b) below, the number of shares of Employer Stock which shall be released from the Suspense Account for any plan year (calculated separately with respect to each Exempt Loan) shall be equal to the product of:

                                   (i) the number of shares of Employer Stock
                               acquired with the proceeds of the Exempt Loan

                                               Multiplied by

                                   (ii) a fraction, the numerator of which is
                               the amount of principal and interest paid on that loan for that Plan Year and the denominator of which is the amount of principal and interest paid or payable on that loan for that Plan Year and for all future years.

                               For purposes of determining the fraction in
                  (ii), if the interest rate under the Exempt Loan is variable, the interest rate to be paid in future months shall be assumed to be equal to the interest rate applicable as of the applicable month.

                  (b) Notwithstanding the provisions of paragraph (a) above, if provided by the terms of an Exempt Loan or directed by the Committee prior to the first payment of interest on any Exempt Loan, the number of shares of Employer Stock attributable to such Exempt Loan which are withdrawn from the Suspense Account for any Plan Year shall be proportionate to principal payments only, provided that:

                                       A5

                                  (i) such withdrawal is consistent with the
                               provisions of the Exempt Loan with respect to the release of Employer Stock as collateral, if any, for such loan;

                                  (ii) the Exempt Loan provides for annual
                               payments of principal and interest at a
                               cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years;

                                  (iii) interest is disregarded for purposes of
                               determining such release only to the extent that it would be determined to be interest under standard loan amortization tables; and

                                  (iv) the term of the ESOP Loan, together with
                               any renewal, extension or refinancing thereof, does not exceed ten years.

                  (c) Notwithstanding the foregoing, in the event such Exempt Loan shall be repaid with the proceeds of a subsequent Exempt Loan (the "Substitute Loan"), such repayment shall not operate to release all such ESOP Stock in the suspense account, but, rather, such release shall be effected pursuant to the foregoing provisions of this Section on the basis of payments of principal and interest on such Substitute Loan.

                  (d) If at any time there is more than one Exempt Loan outstanding, then separate Suspense Accounts may be established for each such Loan. Each Exempt Loan for which a separate Suspense Account is maintained may be treated separately for purposes of the provisions governing the release of ESOP Stock from suspense under this Section and for purposes o the provisions governing the application of Employer contributions to repay an Exempt Loan.


                                       A6

A-9 Allocation and Crediting of Employer Stock to Individual Accounts and Application to Plan Limitations. Employer Stock released from the Suspense Account during any Plan Year shall be allocated and credited as follows:

                  (a) To the extent that dividends on Employer Stock previously allocated to the Individual Account of a Participant have been used to make payments on an Exempt Loan, such account shall be credited with Employer Stock with a fair market value determined as of the last day of the month preceding the month of the dividend payment date equal to the amount of such dividend.

                  (b) As of each calendar month, any Employer Stock released from the Suspense Account during the Plan Year ending on that date and not credited in accordance with paragraph (a) shall be credited to the Individual Accounts of eligible Participants pursuant to Section 4.23, in order to satisfy the obligation under Section 3.13.

                  (ce) It is intended that the provisions of this Supplement A shall be applied and construed in a manner consistent with the requirements and provisions of Treasury Regulations ss. 54.4975-7(b)(8), and any successor regulation thereto. The number of shares allocable to a Participant's Individual Account shall be the number of shares which bears the same ratio to the total shares released for such month and allocable to the contribution made by or on behalf of such Participant by his participating Employer under Section 3.1 for such month bears to the total Employer contributions under
                  Section 3.1 made on behalf of all such Participants for such month, provided, however, that the fair market value of the shares so allocated as of the date of such allocation shall not exceed the Employer's obligation to contribute under such Section on behalf of such Participant for such month, and any shares in excess of said participating Employer obligations ("excess shares") for all Participants are to be then allocated as described above in Section A-7.

                                       A7

                  (d) Notwithstanding the foregoing provisions of this Section, if more than one-third of the total allocations to Participants' accounts with respect to a Plan Year would be allocated in the aggregate to the accounts of Highly Compensated Employees and attributable to the Employer Matching Contribution allocated to Employer Stock, then the allocations to the accounts of Highly Compensated Employees shall be reduced, pro rata, in an amount sufficient to reduced the amounts allocated to the accounts of such Participants to an amount not in excess of one-third of the total allocations to Participants' accounts with respect to such Plan Year and any shares of Employer Stock which are prevented from being allocated due to said restriction shall be allocated as though Highly Compensated Employees did not participate in the Plan.

A-10 Diversification Election By Participants. A Qualified Participant is eligible to elect a diversification of Employer Stock under the conditions specified in Section 2.6.

A-11 Put Option. Employer Stock acquired with the proceeds of an Exempt Loan must be subject to a put option, if at the time of its distribution it is either subject to a trading limitation, or is not publicly traded. For purposes of this paragraph (b), a "trading limitation" on a security is a restriction under any Federal or state securities law, any regulation thereunder, or an agreement, not prohibited by Treasury regulations Section 54.4975-7(b) affecting the security so as to make the security not as freely tradable as one not subject to such a restriction. The put option must be exercisable only by a Participant, a Beneficiary or by any donee of the Participant or by a person to whom the security passes by reason of a Participant's death. The put option must permit a Participant to put the security to the Corporation, and it may grant the trust an option to assume the rights and obligations of the Corporation at the time that the put option is exercised, but under no circumstances may the put option bind the Trust. If it is known at the time an Exempt Loan is made that Federal or state law will be violated by the Corporation's honoring such a put option, the put option must permit the security to be put, in a manner consistent with such law, to a third party (for

                                       A8
example but without limitation, to an Affiliate or a shareholder other than the Trust) that has substantial net worth at the time the Exempt Loan is made and whose net worth is reasonably expected to remain substantial. A put option must be exercisable at any time during a period or periods which include at least (A) sixty (60) days beginning on the date the security subject to the put option is distributed by the Trustee and (B) sixty (60) days in the next following Plan Year, in accordance with regulations issued pursuant to Section 409 of the Code. In the case of a security that is publicly traded without restriction when distributed, but ceases to be so traded within the put option period(s) set forth above, the Corporation must notify each security holder in writing on or before the tenth (10th) day after the date the security ceases to be so traded that during the remainder of such period(s) the security is subject to put option. The number of days between such tenth (10th) day and the date on which notice is actually given, if later than the tenth (10th) days, must be added to the duration of the put option. The notice must inform distributees of the terms of the put options that they are to hold. The price at which a put option must be exercisable is the value of the security, as determined under Treasury Regulations Section 54.4975-11(d)(5). The provisions for payment under a put option must provide that the Corporation, or the Trust, if the Plan so elects, shall repurchase the Employer Securities as follows:

            (A) If the distribution constitutes a total distribution
                within the meaning of Section 409(h)(5) of the Code, payment of the fair market value of the repurchased Employer Securities shall be made in five (5) substantially equal annual payments, of which the first shall be paid not later than thirty (30) days after the Participant exercises the put option. The purchaser will pay a reasonable rate of interest and provide adequate security on amounts not paid after thirty (30) days;

            (B) If the distribution does not constitute a total
                distribution, the purchaser shall pay the Participant an amount equal to the fair market value of the Employer Stock repurchased no later than thirty (30) days after the Participant exercises the put option.


                                       A9

                                  SUPPLEMENT B
                                       TO
              THE COVANCE INC. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

                  SUPPLEMENTAL LIST OF PARTICIPATING EMPLOYEES

Participating Employer                                         Formerly Known As
Covance Inc. (Parent)                                          Corning Pharmaceutical Services Inc.
Covance Clinical and Periapproval Services Inc.                Corning Besselaar Inc.
         Covance Clinical Research Unit Inc.                   Corning Besselaar Clinical Research Unit
                                                               Inc.
         Covance Periapproval Services Inc.                    Corning Pact Inc.
Covance Preclinical Corporation                                Hazleton Corporation
         Covance Laboratories Inc.                             Corning Hazleton Inc.
         Covance Research Products Inc.                        HRP Inc.

Covance Central Laboratory Services Inc.                       Corning SciCor Inc.
         Covance Central Laboratory Limited                    Corning SciCor Limited Partnership
         Partnership (dba Covance Central
         Laboratory Services Inc.)
Covance Pharmaceutical Packaging Services Inc.                 Corning National Packaging Inc.
Covance Health Economics and Outcome Services                  Corning HTA Inc.
Inc.
Covance Biotechnology Services Inc.                            Corning Bio Inc.




                                       B1

                                  SUPPLEMENT C
                                       TO
                 THE COVANCE INC. EMPLOYEE STOCK OWNERSHIP PLAN

1996 DOMESTIC AND INTERNATIONAL ALLOCATION FORMULA

This document describes the allocation of certain share of common stock
     ("Shares") of Covance Inc. ("CPS") between the various employee stock ownership programs being implemented as a result of the spin-off of CPS from Corning Life Sciences Inc. (renamed as Corning Clinical Laboratories Inc.). The 1996 Total Allocation shall be determined and allocated as follows:

1. The 1996 Total Allocation: The 1996 total allocation shall be determined as follows: The total allocation of shares to the Covance Inc. Employee Stock Ownership Plan ("ESOP") and the International Stock Ownership Plan shall equal 1.5% of the Shares outstanding on 31 December 1996, with the allocation between the two plans being made as follows.

2. Aggregate International Base Compensation and Aggregate US Base Compensation. Aggregate International Base Compensation shall equal the sum of the Annualized Base Compensation (converted to US dollars) for each individual who is an International Eligible Employee on December 31, 1996. The Aggregate US Base Compensation shall equal the sum of the Annualized Base Compensation for each individual who is a US Eligible Employee on December 31, 1996. Total Aggregate Base Compensation shall be the sum of the Aggregate International Base Compensation and the Aggregate US Base Compensation.

3. Allocation Between Plans. The portion of the 1996 Total Allocation shall be divided into the International Portion and the US Portion as follows: (I) first, shares having a value equal to 1% of Aggregate International Compensation shall be allocated to the International Portion and, (II) next, the remainder of the 1996 Total Allocation shall be

                                       C1
     allocated to the International Portion and the US Portion in the proportions represented by Aggregate International Compensation and Aggregate US Compensation respectively.

4. Award to International Eligible Employees Under the International Stock Ownership Plan. The International Portion shall be allocated to International Eligible Employees under that Plan in accordance with Rule 2.2(a) thereof.

5. Award US Eligible Employees. The Awards to US Employees shall be determined as follows:

         (a) For each US Eligible Employee, determine the amount of Award, based on the US Portion (as determined above) that would be provided under the ESOP without regard to the limitations imposed by Sections 415 and 401(a)(17) of the Code.

         (b) For each US Eligible Employees, determine the amount of award, based on the US Portion (as determined above) that would be provided under the ESOP, after application of the limitations imposed by Section 415 and 401(a)(17) of the Code. This amount shall be awarded under the ESOP to such individuals.








                                       C2